UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM CB

                TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                                  |__|
Securities Act Rule 802 (Exchange Offer)                                   | X|
Securities Act Rule 13e-4(h) (8) (Issuer Tender Offer)                     |__|
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                      |__|
Exchange Act Rule 14e-2(d) (Subject Company Response)                      |__|
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)  |__|


  Electronic Media Network Limited/SuperSport International Holdings Limited


                           (Name of Subject Company)

                                Not applicable
      ___________________________________________________________________
      (Translation of Subject Company's Name into English (if applicable)

                         The Republic of South Africa
      ___________________________________________________________________
       (Jurisdiction of Subject Company's Incorporation or Organization)

                                Naspers Limited
      ___________________________________________________________________
                      (Name of Person(s) Furnishing Form)

                                Ordinary Shares
      ___________________________________________________________________
                    (Title of Class of Subject Securities)

                                Not applicable
      ___________________________________________________________________
             (CUSIP Number of Class of Securities (if applicable))

                                G Kisbey-Green
                                11 Grove Street
                                 Randburg 2194
                                  PO Box 4950
                                 South Africa
                                Telephone: +27 11 289 3024
      ___________________________________________________________________
                    (Name, Address (including zip code) and
                   Telephone Number (including area code) of
                    Person(s) Authorized to Receive Notices
               and Communications on Behalf of Subject Company)

                               February 16, 2004
      ___________________________________________________________________
                 (Date Tender Offer/Rights Offering Commenced)

           PART I - INFORMATION SENT TO SECURITY HOLDERS


ITEM 1. HOME JURISDICTION DOCUMENTS

Exhibit 1: Offering circular dated February 13, 2004.

ITEM 2. INFORMATIONAL LEGENDS

A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included in the offering circular under the caption "Notice to United States Residents".

           PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Not applicable.

           PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X is being filed by the Company concurrently with the furnishing of this Form.


           PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2004
                                                      NASPERS LIMITED


                                                      By:  /s/ Steve Pacak
                                                         ----------------------
                                                         Name:  Steve Pacak
                                                         Title: Director